EXHIBIT 10.1

Oil States International, Inc.
Annual Incentive Compensation Plan
January 1, 2020

1.    INTENT.
The purpose of this Annual Incentive Compensation Plan (the "Plan") is to promote the interests of Oil States International, Inc. (the "Company") and its stockholders by motivating the key employees of the Company and its affiliates to produce targeted results, encouraging superior performance, increasing productivity, and aiding in the ability to attract and retain such key employees through annual cash bonus opportunities.
2.    PLAN GUIDELINES.
The administration of the Plan and any potential financial remuneration to come as a result of its implementation is subject to the determination by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Plan participants (approved by the Compensation Committee) to exceed specified objective performance targets for the designated period. Payments under the Plan will be made upon approval by the Compensation Committee after it reviews the performance results for the designated period.
3.    PERFORMANCE TARGETS.
3.1    Designation of Performance Targets. During the first 90 days of each calendar year (a "Plan Year"), the Compensation Committee shall approve the performance target or targets to be used for such Plan Year for determining the bonuses to be paid under the Plan with respect to such Plan Year. Performance targets may be based on Company, regional, business units and/or individual achievements, or any combination of the same or on such other factors as the Compensation Committee may determine. Different performance targets may be established for different Eligible Participants (as defined in Section 4) for any Plan Year. Targets will be established at a time when the performance related to such targets is substantially uncertain. Satisfactory results as determined by the Compensation Committee, in its sole discretion, must be achieved in order for a performance payment to occur under the Plan.
3.2    Equitable Adjustment to Performance Targets. The performance criteria applicable to any Eligible Participant for a Plan Year shall be subject to equitable adjustment at the sole discretion of the Compensation Committee to reflect the occurrence of any extraordinary or nonrecurring significant events during the Plan Year. Such events shall include, but not be limited to, (a) changes in accounting principles, (b) changes in laws and regulations, (c) significant unbudgeted capital expenditures, (d) reported or unreported gains or losses, and (e) acquisitions, consolidations, reorganizations, restructurings or other similar corporate changes.
4.    ELIGIBLE PARTICIPANTS.
Full time employees of the Company and its affiliates are eligible to participate in the Plan. Part-time and temporary employees are not eligible for participation in the Plan. Eligible participants shall be approved by the Compensation Committee in consultation with the Company's Chief Executive Officer ("Eligible Participants").
The Compensation Committee may from time to time, in its discretion, establish rules relating to the effect on Plan participation and the amount of the payout of a performance payment of: (a) the change of an Eligible Participant's status from full-time to part-time during a Plan Year (or vice versa); (b) the transfer of an Eligible Participant to a new location or business unit during a Plan Year; and (c) the promotion or demotion of an Eligible Participant during a Plan Year.
5.    PERFORMANCE PAY.
An Eligible Participant's designated target payment for a Plan Year will be determined under criteria established or approved by the Compensation Committee for that Plan Year. In the discretion of the Compensation Committee, different performance target(s) may be established for Eligible Participants. In no event shall an Eligible Participant receive a performance payment pursuant to the Plan that exceeds $5,000,000.00 for any Plan Year. The amount of performance target payment, if any, an Eligible Participant may receive for any Plan Year will depend upon the performance level achieved for that Plan Year, as determined by the Compensation

Committee. Any performance payment for any Plan Year shall be made no later than the fifteenth day of the third month following the end of such Plan Year. The performance payment for an Eligible Participant who commenced employment with the Company or an affiliate after the start of a Plan Year, but works for a minimum of three (3) months during such Plan Year, shall be based on the Eligible Participant's eligible compensation received from the Company and its affiliates while an active participant in the Plan during such Plan Year.
Notwithstanding any provision in the Plan to the contrary, the Compensation Committee, in its sole discretion, may reduce the amount or eliminate the performance payment to an Eligible Participant as a disciplinary measure or in response to prevailing market conditions.
6.    TERMINATION OF EMPLOYMENT.
Except as provided below, an Eligible Participant's termination of employment for any reason prior to a performance payment will result in the Participant's forfeiture of any right, title or interest in such performance payment under the Plan, unless and to the extent waived by the Compensation Committee, in its sole discretion.
To receive a performance payment, Eligible Participants must be employed at the time payment is made and have worked for a minimum of three (3) months during the Plan Year, except in the following circumstances:

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In the event of death or long-term disability (as determined in accordance with the long-term disability plan of the Company or an affiliate, as applicable), a performance payment will be based on the actual achievement of the applicable performance targets for the Plan Year and the Eligible Participant's eligible compensation received from the Company and its affiliates during the portion of the Plan Year in which the Eligible Participant actively participated in the Plan; and

•
In the event of an Eligible Participant's retirement, a performance payment will be based on the actual achievement of the applicable performance targets for the Plan Year and the Eligible Participant's eligible compensation from the Company and its affiliates during the portion of the Plan Year in which the Eligible Participant actively participated in the Plan. An Eligible Participant must have attained the age of 60, or have attained the age of 58 with 20 years of service, at the time of retirement to qualify for this performance payment.

7.    AMENDMENT AND TERMINATION.
The Compensation Committee, in its sole discretion, reserves the right to amend, alter or terminate the Plan at any time and from time to time.
8.    ADMINISTRATION OF PLAN.
8.1    Administration. The Compensation Committee may delegate the responsibility for the day-to-day administration and operation of the Plan to the Chief Executive Officer (or his/her designee(s)) of the Company or any participating affiliate. The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.
8.2    Indemnification. Neither the Company, any participating affiliate, the Board of Directors, any member or any committee thereof, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and/or the employees of the Company and any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.
9.    GENERAL PROVISIONS.
9.1    Non-Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and an Eligible Participant, and nothing in the Plan shall confer upon any Eligible Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to discharge an Eligible Participant, with or without cause.
9.2    Interests Not Transferable. Except in the event of death of an Eligible Participant, or pursuant to 9.3 below, no benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

9.3    Facility Payment. Any amounts payable hereunder to any Eligible Participant under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his financial affairs, may be paid to the legal representative of such Eligible Participant, or may be applied for the benefit of such Eligible Participant in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.
9.4    Tax Withholding. The Company and/or any participating affiliate may deduct from any payments otherwise due under the Plan to an Eligible Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.
9.5    Controlling Law. To the extent not superseded by federal law, the law of the State of Texas shall be controlling in all matters relating to the Plan.
9.6    No Rights to Performance Payment. No Eligible Participant shall have any claim to be granted any performance payment under the Plan, and there is no obligation for uniformity of treatment of Eligible Participants. In addition, the Company may reduce the amount of, or completely eliminate, any performance payment as a disciplinary measure or in response to prevailing market conditions. The terms and conditions of performance payments need not be the same with respect to each Eligible Participant.
9.7    Clawback Policy. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, amounts paid or payable pursuant to or with respect to performance payments shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company which clawback policies or procedures may provide for forfeiture and/or recoupment of such amounts paid or payable. Notwithstanding any provision of the Plan to the contrary, the Company reserves the right, without the consent of any Eligible Participant or any other person, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any performance payment with retroactive effect.
9.8    Severability. If any provision of the Plan or any performance payment is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Eligible Participant, or would disqualify the Plan or any performance payment under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the performance payment, such provision shall be stricken as to such jurisdiction, Eligible Participant or performance payment and the remainder of the Plan and any such performance payment shall remain in full force and effect.
9.9    No Trust or Fund Created. Neither the Plan nor any performance payment shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and an Eligible Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.